NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 23, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 12, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Ply Gem Holdings, Inc. and Pisces Merger Sub, Inc., a wholly owned subsidiary of Pisces Midco, Inc., an indirect wholly owned subsidiary of funds sponsored by Clayton, Dubilier & Rice, LLC, became effective before market open on April 12, 2018. Each Ply Gem Holdings, Inc. Common Stock, par value $0.01 per share was converted into USD 21.64 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 12, 2018.